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                                                                      EXHIBIT 24

                      [Dechert Price & Rhoads letterhead]



                                                         July 28, 1999
Quantitative Group of Funds
55 Old Bedford Road
Lincoln, MA 01773

     Re: Post-Effective Amendment No. 20 to Registration Statement on Form N-1A of Quantitative Group of Funds
          ---------------------------------------------------------

Gentlemen:

     Quantitative Group of Funds (the "Trust") is a trust created under a written Agreement and Declaration of Trust dated June 27, 1983, and executed and delivered in Burlington, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Agreement and Declaration of Trust dated April 2, 1990, which was most recently amended on July 18, 1993 (as amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with no par value per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

     We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

     Under Article III, Section 3 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article III, Section 1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article III, Section 1, the Trustees may authorize the division of Shares into two or more series or classes.

     By resolution of the Board of Trustees on April 17, 1985, the Trustees divided the Shares into four series, designated the Boston I Series, the Boston II Series, the Boston Index Plus Series and the Boston International Series of the Trust. By resolution of the Board of Trustees
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on July 29, 1987, the Trustees redesignated the Boston I Series, the Boston II
Series, the Boston Index Plus Series and the Boston International Series as the Boston Growth and Income Series, the Boston Performance Series, the Boston Foreign Growth and Income Series and the Boston Foreign Performance Series. By written consent of the Board of Trustees dated May 28, 1992, the Trustees
redesignated the Boston Performance Series as the Boston Numeric Series.   By
resolution of the Board of Trustees on November 30, 1988, the Trustees abolished and dissolved the Boston Foreign Performance Series of the Trust. By resolution of the Board of Trustees dated May 17, 1994, the Trustees established and designated the Boston Numeric II Series, the Foreign Frontier Series and the Disciplined Growth Series of the Trust. By resolution of the Board of Trustees on July 13, 1994, the Trustees redesignated the Boston Growth and Income Series, the Boston Foreign Growth and Income Series, the Boston Numeric Series, the Boston Numeric II Series, the Disciplined Growth Series and the Foreign Frontier Series, respectively, as the Quantitative Growth and Income Fund, the Quantitative International Equity Fund, the Quantitative Numeric Fund, the Quantitative Numeric II Fund, the Quantitative Disciplined Growth Fund and the Quantitative Foreign Frontier Fund. By resolution of the Board of Trustees on April 7, 1998, the Trustees abolished and dissolved the Quantitative Disciplined Growth Fund of the Trust. By resolution of the Board of Trustees dated February 13, 1998, the Trustees established and designated the Quantitative Foreign Value Fund of the Trust. By resolution of the Board of Trustees on April 7, 1998, the Trustees redesignated the Quantitative Numeric Fund, the Quantitative Numeric II Fund and the Quantitative Foreign Frontier Fund, respectively, as the Quantitative Small Cap Fund, the Quantitative Mid Cap Fund and the Quantitative Emerging Markets Fund.

     By resolution of the Board of Trustees on June 27, 1983, the Trustees of the Trust authorized the officers of the Trust, from time to time, to determine the appropriate number of Shares to be registered, and to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

     We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 20 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Shares. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

     Based upon the foregoing and subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Registration Statement and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable shares of the Trust.
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     We consent to your filing this opinion with the Securities and Exchange
Commission as an exhibit to Post-Effective Amendment No. 20 to the Registration Statement.


                                        Very truly yours,

                                        DECHERT PRICE & RHOADS